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                                                                    EXHIBIT 4.67


                          ACKNOWLEDGEMENT AND AGREEMENT

BETWEEN:

LENDER: ROYAL BANK ASSET BASED FINANCE, A DIVISION OF ROYAL BANK OF CANADA,
        ("LENDER")

NAME OF BORROWERS:   FALLS MOUNTAIN COAL INC. ("FMC")
                     PINE VALLEY MINING CORPORATION ("PVM")
                     PINE VALLEY COAL INC. ("PVC")

NAME OF THIRD PARTY: NEPTUNE BULK TERMINALS (CANADA) LTD. ("NEPTUNE")

RE: SPOT CONTRACT AND AGENCY AGREEMENT BETWEEN NEPTUNE AND FMC

WHEREAS:

Neptune operates a terminal facility for the handling of bulk commodities in North Vancouver, British Columbia ("TERMINAL").

Neptune has entered into a Spot Contract with FMC dated with effect July 1, 2004 ("SPOT CONTRACT"), pursuant to which Neptune has agreed to handle FMC's low volatile or semi-anthracite coal ("COMMODITY") which is produced by FMC at its Willow Creek mine in Pine Valley, British Columbia ("MINE"), including the provision that Neptune shall store the Commodity and maintain records associated with it at the Terminal.

Neptune has entered into an Agency Agreement with FMC made effective January 1, 2005, pursuant to which Neptune acts as FMC's agent in conducting FMC's business at the Port of Vancouver, which agreement was to terminate on December 31, 2005;

Neptune has entered into a revised Agency Agreement with FMC made effective January 1, 2006 pursuant to which Neptune will act as FMC's agent in conducting FMC's business at the Port of Vancouver, and at the Ridley Terminal located at Ridley Island, Prince Rupert, (which agreement, and any further renewals of it are referred to as the "AGENCY AGREEMENT");

The Lender has entered into certain financing transactions with FMC, PVM and PVC ("BORROWERS") and the Lender has been or will be granted a security interest in, inter alia, all of the inventory of the Commodity produced from the Mine ("INVENTORY") and accounts receivable ("ACCOUNTS") of each of the Borrowers.

In consideration of the Lender extending credit to FMC and other good and valuable consideration, the receipt and sufficiency of which Neptune hereby acknowledges, the PARTIES AGREE AS FOLLOWS:

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1.   Neptune acknowledges that:

     (a) the Spot Contract and the Agency Agreement are valid and in full force and effect and have not been assigned to any person whatsoever; and

     (b) it is not aware of any default under either the Spot Contract or the Agency Agreement as at the date hereof.

2. Neptune agrees that at any time Neptune gives notice to FMC it will provide a copy of such notice to the Lender at 320 Front St West, 11th floor, Toronto, Ontario, M5V 3B6. Attention: Asset Based Finance, by registered mail or facsimile ((416) 974-0716)).

3. The Lender shall have the right, but not the obligation, to cure any default, if any, under either the Spot Contract or the Agency Agreement within a period of 30 days from the date of receipt by the Lender of a notice (a "NEPTUNE NOTICE") pursuant to subsection 2. Any payment made, or act done, by the Lender to cure any default under either the Spot Contract or the Agency Agreement shall not constitute an assumption by the Lender of either of those agreements or any obligations of FMC thereunder.

4. For so long as FMC is not in default under the Spot Contract and the Agency Agreement, and for the 30 day period referred to in Section 3 above, Neptune on written direction from the Lender, agrees not to deliver the Inventory as directed by FMC and, instead, agrees to hold the Inventory subject to the Lender's further direction, and to deliver the Inventory as may be directed by the Lender, at the Lender's cost, provided that the Lender indemnifies Neptune in full for all liabilities or expenses incurred by Neptune for following the Lender's direction, and provided the Lender pays all amounts owing to Neptune by FMC.

5. The Lender, including its authorized agents or representatives, shall have access to the Terminal at any time and from time to time during normal business hours to inspect the Inventory.

6. Neptune shall have no liability to FMC if it complies with any written direction from the Lender and FMC agrees that it will continue to pay to Neptune all amounts owing to Neptune under the Spot Contract and the Agency Agreement.

7. The Lender or its authorized agents or representatives may, at any and all times:

     (a) request that Neptune provide the Lender, at the Lender's cost, to view at Neptune's office with any and all of FMC's books and records and other information or data of FMC held by Neptune, including, without limitation, information and data from any of FMC's computer equipment or systems and any and all of FMC's information, data and records stored electronically, and any other information in relation to collecting or otherwise dealing with any of the Accounts, and Neptune must provide such access to books, records, information and data within a reasonable time period regardless of whether or not FMC is in default of any of its obligations to Neptune or the Spot Contract or Agency Agreement have been terminated; and

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     (b)  during normal business hours, provided the Lender has settled in full all obligations of FMC to Neptune, the Lender may enter upon and use the Terminal for the purpose of taking possession of the Inventory being stored at the Terminal, including without limitation that the Lender or its authorized agents or representatives can inspect or remove from the Terminal any or all of the Inventory free and clear of any right of restraint or mechanic's or other lien of Neptune.

8. This Acknowledgement and Agreement (i) may be executed in any number of counterparts by facsimile transmission, each of which counterparts shall be deemed to be originals and all of which when taken together shall form one and the same agreement, (ii) shall be governed by and in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and (iii) shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the successors and assigns of Neptune.

     IN WITNESS WHEREOF, the parties to this Acknowledgement and Agreement have executed and delivered this Acknowledgement and Agreement with effect as of the 2lst day of December, 2005.

                              NEPTUNE BULK TERMINALS
                              (CANADA) LTD.

                              Per: /s/ Gonzalo Benitez
                                   --------------------------------------------
                                       Authorized Signatory I have authority to
                                       Bind the corporation


                              FALLS MOUNTAIN COAL INC.

                              Per: /s/ Martin Rip
                                   --------------------------------------------
                                       Authorized Signatory
                                       I have authority to bind the corporation

                              ROYAL BANK ASSET BASED FINANCE, a
                              Division of Royal Bank of Canada

                              By:  /s/ Marcelle Fernandes
                                   --------------------------------------------
                                       Name:  Marcelle Fernandes
                                       Title:  Portfolio Manager

                              By:  /s/ Tro DerBedrossian
                                   --------------------------------------------
                                       Name:  Tro DerBedrossian
                                       Title:  Manger, Underwriter


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